EXHIBIT 4

                  DATALOGIC INTERNATIONAL, INC.
                   2003 STOCK COMPENSATION PLAN

1.     Introduction

     1.1 ESTABLISHMENT. DATALOGIC INTERNATIONAL, INC., a Delaware corporation, ("DLGI") hereby establishes the 2003 Stock Compensation Plan (the "Plan"), which permits the grant of stock options and other stock grants (collectively "Stock Awards") to certain directors and key employees of DLGI, and certain independent contractors, providing certain services to DLGI.

     1.2 PURPOSES. The purposes of the Plan are (a) to provide directors and key employees selected for participation in the Plan with added incentives to continue in the service of DLGI; (b) to create in such directors and employees a more direct interest in the success of the operations of DLGI by relating compensation to the achievement of long-term corporate economic objectives;
(c) to attract and retain directors and key employees by providing an opportunity for investment in DLGI; (d) to obtain bona fide services for DLGI from independent contractors at reduced compensation or at rates and/or on terms which are otherwise negotiated favorably to DLGI.

     1.3 EFFECTIVE DATE. The effective date of the Plan shall be the Effective Date, which is the date on which the Board of Directors of DLGI approved it.


2.     Definitions

     Throughout the Plan, except when the context indicates otherwise, the masculine gender shall include the feminine, and the use of any term in the singular shall include the plural. The following terms shall have the meanings set forth:

     "Board" shall mean the board of directors of DLGI.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Disabled" or "Disability" shall have the meaning set forth in section 22(e)(3) of the Code.

     "Effective Date" shall have the meaning set forth in section 1.3.

     "Eligible Parties" shall mean directors and key employees of DLGI, and Independent Contractors of DLGI.

     "Fair Market Value" of a Share shall mean its fair market value as determined by the Board of Directors in good faith in accordance with section 422 of the Code.

     "Independent Contractors" shall mean certain third parties, including both individuals and companies, that are neither directors nor key employees of DLGI, and who provide certain services to DLGI, including, but not limited to, advertising, public relations, marketing, and consulting, on an on-going contractual basis for reduced, or otherwise favorably-negotiated compensation.

     "DLGI " shall mean Datalogic International, Inc., a Delaware corporation.

     "Plan" shall mean this 2003 Stock Compensation Plan.

     "Share" shall mean a share of the Common Stock of DLGI.

     "Stock Award" shall mean Stock Option and/or a grant of shares pursuant to the Plan described herein.

     "Stock Option" shall mean a right to purchase shares at a stated or formula price for a specified period of time and shall be a Non-Qualified Stock Option.


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     "Stock Option Agreement" shall mean Stock Options evidenced by an agreement (which need not be identical) in such form as the Board of Directors may from time to time approve; PROVIDED, HOWEVER, that in the event of any conflict between the provisions of the Plan and any such agreement, the provisions of the plan shall prevail.

     "Stock Option Holder" shall mean a Recipient who has been granted one or more Stock Options.

     "Stock Option Price" shall mean the price at which shares subject to a Stock Option may be purchased.

3.     Administration

     The Board of Directors shall administer the Plan. Consistent with the Plan, the Board of Directors, in its sole discretion, shall determine Stock Awards, including but not limited to shares to be subject to Stock Options, the time at which Stock Awards are to be made, shall fix the Stock Option Price and the period and manner in which an Stock Option becomes exercisable, and such other terms and requirements of the compensation incentives under the Plan as the Board of Directors may deem necessary or desirable. The Board of Directors shall determine the form or forms of the agreements with recipients that evidence the particular provisions, terms, conditions, rights, and duties of DLGI and the recipients with respect to Stock Awards, which provisions need not be identical except as may be provided herein. The Board of Directors may from time to time adopt such rules and regulations to carry out the purposes of the Plan as it may deem proper and in the best interests of DLGI. The Board of Directors in its sole discretion may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it deems expedient. The determinations, interpretations, and other actions of the Board of Directors pursuant to the Plan shall be binding and conclusive for all purposes.

4.     Subject Shares

     4.1 NUMBER. The number of shares that are authorized for issuance under the Plan shall not exceed 10,000,000 shares. Shares that may be issued upon exercise of Stock Options or other grants under the Plan shall reduce the number of shares available for issuance under the Plan. DLGI shall at all times during the term of the Plan and while any Stock Options are outstanding reserve as authorized but unissued at least the number of shares underlying the Stock Options granted under the Plan. Any shares subject to Stock Option that expires or is terminated or canceled before exercise shall become available again for issuance under the Plan.

     4.2 ADJUSTMENTS FOR STOCK SPLIT, STOCK DIVIDEND, ETC. If at any time DLGI increases or decreases the number of shares outstanding or changes the rights and privileges of such shares through the payment of a stock dividend, the making of any other distribution payable in shares, a stock split, subdivision, consolidation, or combination of shares, or a reclassification or recapitalization involving the shares, then the numbers, rights, and privileges of shares as to which Stock Awards may be granted and shares then subject to an outstanding Stock Award shall be increased, decreased, or changed in like manner as if such shares had been issued and outstanding (as determined by the Board of Directors in its sole discretion).


5.     Corporate Reorganization

     5.1 REORGANIZATION. Upon the occurrence of any of the following events, provided notice has been given to recipients and Stock Option Holders, the Plan and all outstanding Stock Options shall terminate and be of no further force and effect, without the necessity for any additional action by the Board or DLGI:

          (a) the merger or consolidation of DLGI with or into another corporation or other reorganization (other than a reorganization under the United States Bankruptcy Code) of DLGI (other than a consolidation, merger, or reorganization in which DLGI is the surviving corporation and which does not result in any reclassification or change of outstanding shares);

          (b) the sale or conveyance of the property of DLGI as an entirety or substantially as an entirety (other than a sale or conveyance in which DLGI continues as holding company of an entity or entities that conduct the business or business formerly conducted by DLGI); or


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          (c) the dissolution or liquidation of DLGI.

6.     Eligibility

     Recipients shall be those Eligible Parties who, in the judgment of the Board of Directors, are performing, or during the term of their incentive arrangement will perform, vital services in the management, operation, and development of DLGI and contribute significantly, or are expected to contribute significantly, to the achievement of long-term corporate economic objectives, and/or, additionally in the case of independent contractors, furnish services to DLGI at reduced rates or on other terms which are significantly favorable to DLGI. Recipients may be granted from time to time one or more Stock Awards, except that the Board of Directors shall separately approve the grant of each Stock Award, and receipt of one Stock Award shall not result in automatic receipt of any other Award. Upon determination by the Board of Directors that a Stock Award is to be granted to a recipient, written notice shall be given specifying the terms, conditions, rights, and duties related thereto. Each recipient shall, if required by the Board of Directors, enter into an agreement with DLGI, in such form as the Board of Directors shall determine consistent with the Plan specifying such terms, conditions, rights, and duties. Stock Awards shall be deemed to be granted as of the date specified in the grant resolution of the Board of Directors, which date shall be the date of any related agreement with the recipient. In the event of any inconsistency between the Plan and any such agreement, the provisions of the Plan shall govern.

7.     Stock Options

     7.1 GRANT OF STOCK OPTIONS. Coincident with or following designation for eligibility under the Plan, a recipient may be granted one or more Stock Options.

     7.2 STOCK OPTION AGREEMENT. A Stock Option Agreement, incorporating and conforming to the following, shall evidence each Stock Option granted under the Plan:

     (a) Price. The price at which each share may be purchased shall be determined in each case by the Board of Directors and set forth in the Stock Option Agreement, but in no event shall the price be less than 100% of the Fair Market Value of the shares on the date of grant.

     (b) Duration of Stock Options; Restrictions on Exercise. Each Stock Option Agreement shall state the period, as determined by the Board of Directors, within which the Stock Option may be exercised. Such period shall end no more than ten years from the date the Stock Option is granted. The Stock Option Agreement shall also set forth such restrictions on exercise of the Stock Option during such period, if any, as may be determined by the Board of Directors. Each Stock Option shall become exercisable over such period of time, if any, or upon such events, as may be determined by the Board of Directors.

     (c) Termination of Service, Death, Disability, etc. The Board of Directors may specify the period, if any, after which an Stock Option may be exercised following termination of the Stock Option Holder's employment or service as a director, or as an independent contractor. The effect of this section 7.2 shall be limited to determining the consequences of a termination, and nothing in this section 7.2 shall restrict or otherwise interfere with DLGI 's discretion with respect to the termination of any individual's employment or of any independent contractor's contract, or the shareholders' discretion with respect to the election of directors.

     (d) Transferability. No Stock Option shall be transferable by the Stock Option Holder. Each Stock Option is exercisable during the Stock Option Holder's lifetime only by him, or in the event of Disability or incapacity, by his guardian or legal representative.

     (e) Date of Grant. A Stock Option shall be deemed to be granted on the date specified in the grant resolution of the Board of Directors.

     7.3 SHAREHOLDER PRIVILEGES. No Stock Option Holder shall have any rights as a shareholder with respect to any shares subject to a Stock Option until the Stock Option Holder becomes the holder of record of such shares. No adjustments shall be made for dividends or other distributions or other rights as to which there is a record


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date preceding the date such Stock Option Holder becomes the holder of record of such shares, except as provided in article IV.

8.     Other Stock Grants

     From time to time during the duration of this Plan, the Board of Directors in its sole discretion may adopt one or more incentive compensation arrangements for Recipients pursuant to which the Recipients may acquire shares of shares by purchase, outright grant, or otherwise. Any such arrangements shall be subject to the general provisions of this Plan, and all shares issued pursuant to such arrangements shall be issued under this Plan.

9.     Rights of Recipients

     9.1 EMPLOYMENT AS EMPLOYEE OR INDEPENDENT CONTRACTOR. Nothing contained in the Plan or any Stock Award shall confer upon any recipient any right with respect to the continuation of his employment by DLGI, or as an independent contractor or DLGI, or interfere in any way with the right of DLGI, subject to the terms of any separate employment agreement or independent contractor agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the recipient from the rate in existence at the time of the grant of an Stock Award. The Board of Directors shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of employment at the time.

     9.2 TRANSFERABILITY. No right or interest of any recipient in a Stock Award shall be assigned or transferred during the lifetime of the recipient, voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, or bankruptcy. In the event of a recipient's death, his rights and interests in any such Stock Awards shall, to the extent provided in the Plan, be transferable by will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Stock Options may be made by, the recipient's legal representatives, heirs, or legatees. If in the opinion of the Board of Directors a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his affairs because of mental condition, physical condition, or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator, or other legal personal representative upon furnishing the Board of Directors with evidence satisfactory to the Board of Directors of such status.

     9.3 NO PLAN FUNDING. Obligations to recipients under the Plan shall not be funded, trusteed, insured, or secured in any manner. Recipients shall have no security interest in any assets of DLGI and shall be only general creditors of DLGI.

10.     General

     10.1 SECURITIES LAWS. Each Stock Award shall be subject to the requirement that, if at any time DLGI determines that the listing, registration, or qualification of the shares subject to such Stock Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of or in connection with the issuance or purchase of shares thereunder, such Stock Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent, or approval has been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require DLGI to apply for or to obtain such listing, registration, or qualification.

     10.2 CHANGES IN ACCOUNTING RULES. Notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Stock Awards occurs which, in the sole judgment of the Board of Directors, may have a material adverse effect on the reported earnings, assets, or liabilities of DLGI, the Board of Directors shall have the right and power to modify as necessary any then outstanding Stock Awards as to which the applicable employment or other restrictions have not been satisfied.

     10.3 PLAN AMENDMENT, MODIFICATION, AND TERMINATION. The Board of Directors may at any time terminate, and from time to time may amend or modify the Plan, except that no amendment or modification may become effective without approval of the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if DLGI on the advice of counsel determines that


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shareholder approval is otherwise necessary or desirable. No amendment, modification, or termination of the Plan shall adversely affect any Stock Award theretofore granted without the consent of the recipient holding such Stock Award.

     10.4 WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Plan, that a recipient make arrangements satisfactory to the Board for the withholding of any taxes required by law to be withheld with respect to the issuance or delivery of such shares, including without limitation by the withholding of shares that would otherwise be so issued or delivered, by withholding from any other payment due to the recipient, or by a cash payment to the Company by the recipient.

     10.5 GOVERNING LAW. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

                                     Datalogic International, Inc.

                                     /s/ Khanh D. Nguyen
                                     Khanh D. Nguyen
                                     April 1, 2003